Exhibit 10.1

EXECUTION COPY

$3,900,000,000

CREDIT AGREEMENT

dated as of

June 5, 2008

among

Ingersoll-Rand Company Limited and

Ingersoll-Rand Global Holding Company Limited

The Banks Listed Herein,

JPMorgan Chase Bank, N.A.,

as Administrative Agent,

Credit Suisse Securities (USA) LLC

and

Goldman Sachs Credit Partners L.P.,

as Syndication Agents,

and

J.P. Morgan Securities Inc.,

Credit Suisse Securities (USA) LLC

and

Goldman Sachs Credit Partners L.P.,

as Joint Lead Arrangers and Joint Bookrunners

ii

iii

Schedule I	-	Commitments

Exhibit A	-	Note
Exhibit B	-	Assignment and Assumption Agreement
Exhibit C	-	Opinion of Conyers, Dill & Pearman
Exhibit D	-	Opinion of Simpson Thacher & Bartlett LLP

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of June 5, 2008, among INGERSOLL-RAND COMPANY LIMITED, INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., as Administrative Agent, CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agents, and J.P. MORGAN SECURITIES INC., CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners.

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of December 15, 2007 (together with all exhibits and schedules thereto, the “Acquisition Agreement”), among Ingersoll-Rand Company Limited, a company organized under the laws of Bermuda (“IR Parent”), Indian Merger Sub, Inc. (“Merger Sub”) and Trane Inc. (the “Company”), an acquisition will be consummated (the “Acquisition”) in which (a) Merger Sub will be merged with and into the Company, with the Company as the surviving entity, and (b) the existing stockholders of the Company will be entitled to receive, for each share of outstanding common stock of the Company (together with the associated rights), aggregate consideration (the “Consideration”) consisting of 0.23 common shares of IR Parent (together with the associated number of rights) and $36.50 in cash; provided that IR Parent may substitute up to $1.00 per share in additional cash consideration in lieu of a portion of, and appropriately reducing, the stock consideration in accordance with the terms of the Acquisition Agreement;

WHEREAS, in connection with the Acquisition, (a) IR Parent has requested that the Banks extend credit to the Borrower in the form of the Loans on and after the Closing Date in an aggregate principal amount not in excess of $3,900,000,000 and (b) fees and expenses (the “Transaction Costs”) incurred in connection with the Acquisition and the transactions described in this paragraph (such transactions, together with the Acquisition, the “Transactions”) will be paid; and

WHEREAS, the proceeds of the Loans are to be used as set forth in Section 5.8;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

“2004 5-Year Existing Credit Agreement” means the 5-Year Credit Agreement, dated as of June 24, 2004 (as amended, supplemented or otherwise modified from time to time) among Ingersoll-Rand Company (“IR”), IR Parent, the several banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“2005 5-Year Existing Credit Agreement” means the 5-Year Credit Agreement, dated as of August 12, 2005 (as amended, supplemented or otherwise modified from time to time) among IR, IR Parent, the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citicorp USA, Inc., as syndication agent, Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo-Mitsubishi, Ltd., New York Branch and UBS Securities LLC, as documentation agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as lead arrangers and bookrunners.

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.7(b).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agents” means the Administrative Agent and the Syndication Agents, and “Agent” means any of the foregoing.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, and (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office.

“Acquisition” has the meaning set forth in the preamble hereto.

“Acquisition Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 9.6(c).

“Attributable Debt” means, at any date, the total net amount of rent as of such date, multiplied by 6. The net amount of rent required to be paid for any such period shall be the aggregate of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of, or measured or determined by, any variable factor, including, without limitation, the cost-of-living index and costs of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and after excluding any portion of rentals based on a percentage of sales made by the lessee. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered so required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Termination Date and the date of termination of the Commitments.

“Available Commitment” means, with respect to any Bank, an amount equal to the Commitment of such Bank minus the amount of all outstanding Loans made by such Bank pursuant to Section 2.1(a).

“Bank” means each bank or other financial institution listed on the signature pages hereof, each Assignee that becomes a Bank pursuant to Section 9.6(c) and their respective successors. In the event that any Bank, pursuant to Section 2.3(a), utilizes a branch or Affiliate to make a Loan, the term “Bank” shall include any such branch or Affiliate with respect to such Loan.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of  1/2 of 1% plus the Federal Funds Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article VIII.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board” means the Board of Governors of the Federal Reserve System (or any successors).

“Borrower” means Ingersoll-Rand Global Holding Company Limited, a company organized under the laws of Bermuda.

“Borrowing” has the meaning set forth in Section 1.3.

“Closing Date” means the date prior to September 30, 2008, on which the conditions set forth in Section 3.1 are satisfied (or waived in accordance with Section 9.5).

“Commitment” means, as to any Bank, the obligation of such Bank to make Loans to the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name under the column “Commitment” on Schedule I, and with respect to any Bank which becomes a party to this Agreement pursuant to Section 9.6(c), the amount of the Commitment thereby assumed by such Bank, in each case as such amount may from time to time be reduced pursuant to Sections 2.9, 2.10, 2.11 and 9.6(c) or increased pursuant to Section 9.6(c).

“Company” has the meaning set forth in the preamble hereto.

“Consideration” has the meaning set forth in the preamble hereto.

“Consolidated Debt” means, at any date, without duplication, the sum of (i) all amounts which would be set forth opposite the captions “Loans payable” and “Long-term debt” on a balance sheet of IR Parent and its Consolidated Subsidiaries as of such date prepared in accordance with generally accepted accounting principles consistent with those utilized in preparing the audited balance sheet of IR Parent and its Consolidated Subsidiaries referred to in Section 4.4(a) hereof, (ii) capitalized lease obligations of IR Parent and its Consolidated Subsidiaries and (iii) the higher of the voluntary or involuntary liquidation value of any preferred stock (other than auction-rate preferred stock the higher of the voluntary or involuntary liquidation value of which does not in the aggregate exceed $100,000,000) of a Consolidated Subsidiary held on such date by a Person other than IR Parent or a wholly-owned Consolidated Subsidiary, but in any event excluding subordinated debentures issued by IR Parent to one or more Delaware statutory business trusts and purchased by such trusts with the proceeds of the issuance of trust preferred securities (the “Equity-Linked Subordinated Debentures”). The foregoing definition is based on the understanding of the parties that the obligations covered by clauses (i) and (ii) above are co-extensive in all material respects with the obligations covered by the definition of Debt herein, and the reference to specific balance sheet captions is for the purpose of affording both greater simplicity and greater certainty in determining compliance with the provisions of Section 5.5. If the foregoing assumption is at some future time determined not to be correct, and if the Administrative Agent notifies IR Parent that the Required Banks wish to amend the foregoing definition to include an obligation covered by the definition of Debt (or if IR Parent notifies the Administrative Agent that IR Parent wishes to amend the foregoing definition to exclude an obligation not covered by the definition of Debt), then IR Parent’s compliance with Section 5.5 shall be determined by including in (or excluding from, as the case may be) Consolidated Debt the consolidated amount, determined in accordance with generally accepted accounting principles, of the obligation in question until either such notice is withdrawn or this definition is amended in a manner satisfactory to IR Parent and the Required Banks.

“Consolidated Net Worth” means, in accordance with Section 1.2, at any date the consolidated stockholders’ equity of IR Parent and its Consolidated Subsidiaries, exclusive of adjustments resulting from any accumulated other comprehensive income, any impairment of tangible assets, or any non-cash charges, but including the amount shown on the balance sheet of IR Parent as of such date in respect of any Equity-Linked Subordinated Debentures (as such term is defined in the definition of Consolidated Debt).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of IR Parent in its consolidated financial statements if such statements were prepared as of such date.

“Cross Default” means a provision governing Debt of the Borrower or IR Parent to the effect that the holder of such Debt (or any representative of such holder) shall have the right, upon the giving of any notice and the lapse of any time specified in the instruments governing such Debt, to accelerate the maturity of such Debt by reason of (i) an event or condition which permits acceleration of the maturity of Material Debt of the Borrower, of IR

Parent or of a Subsidiary or (ii) the failure to pay when due any amount of Material Debt of the Borrower, of IR Parent or of a Subsidiary, in either case whether or not upon the giving of notice and the lapse of any time (including the lapse of any applicable grace period) specified in the instruments governing such other Debt.

“Current Board” has the meaning set forth in Section 6.1(j).

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property (but not services), except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee that are capitalized in accordance with generally accepted accounting principles and (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that “Debt” shall include at any date only such obligations and such Debt of others to the extent such obligations and such Debt of others is reflected as a liability in the consolidated balance sheet of IR Parent and its Consolidated Subsidiaries as of such date (or would be so reflected if such a balance sheet were prepared as of such date).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and “$” mean dollars in lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) and/or one or more other offices, branches or Affiliates as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means IR Parent and all trades or businesses (whether or not incorporated) that, together with IR Parent, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, are treated as a single employer under Section 414 of the Internal Revenue Code.1

“Euro-Currency Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Currency Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) and/or one or more other offices, branches or Affiliates of such Bank as it may hereafter designate as its Euro-Currency Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Currency Loan” means a Loan denominated in Dollars to be made by a Bank as a Euro-Currency Loan in accordance with the applicable Notice of Borrowing.

“Euro-Currency Margin” has the meaning set forth in Section 2.7(f).

“Euro-Currency Reserve Percentage” has the meaning set forth in Section 2.7(b).

“Event of Default” has the meaning set forth in Section 6.1.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or the jurisdiction in which the Borrower is located or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Bank, any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Bank’s failure to comply with Section 2.15(e), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Facility Fee Rate” has the meaning set forth in Section 2.7(f).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the

[1]	Subject to review by Simpson’s ERISA counsel.

Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A., on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” has the meaning set forth in Section 9.3.

“Foreign Bank” means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means, collectively, IR Parent and (a) any other Person (except IR) that guarantees, as of the Closing Date, IR Parent’s outstanding Public Debt or IR Parent’s indebtedness under the 2004 5-Year Existing Credit Agreement or 2005 5-Year Existing Credit Agreement, (b) any other Person (except IR) that guarantees, as of the Closing Date, any other existing Public Debt of the Borrower and (c) any other Person that guarantees, at any time following the Closing Date, any future Public Debt of the Borrower; and “Guarantor” means any one of them.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.3.

“Interest Period” means: (1) with respect to each Euro-Currency Borrowing, the period commencing on the date of such Borrowing and ending seven days (only in the case of a Euro-Currency Borrowing on the Closing Date, as set forth in Section 2.2) or one, two, three or six months and, if agreeable to all the Banks, nine or twelve months, thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a) any Interest Period that would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day;

(b) any Interest Period that begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Currency Business Day of a calendar month; and

(c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 90 days thereafter; provided that:

(a) any Interest Period that would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(b) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“IR” has the meaning set forth in the definition of “2004 5-Year Existing Credit Agreement”.

“IR Parent” has the meaning set forth in the preamble.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower, IR Parent or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan or a Euro-Currency Loan made by the Banks to the Borrower pursuant to this Agreement, and “Loans” means Base Rate Loans or Euro-Currency Loans or any combination of the foregoing.

“Loan Documents” means, collectively, this Agreement and any Notes.

“Loan Party” means the Borrower and any Guarantor.

“London Interbank Offered Rate” has the meaning set forth in Section 2.7(b).

“Material Adverse Effect” means a material adverse effect on the business, financial position or results of operations or property of IR Parent and its Consolidated Subsidiaries, considered as a whole.

“Material Debt” means (i) any Public Debt and (ii) any Debt of the Borrower, of IR Parent and/or one or more of their respective Subsidiaries, arising in one or more related or unrelated transactions after the date hereof, in an aggregate principal amount exceeding $100,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in an amount which, if the Plan then terminated, would have a Material Adverse Effect, taking into account all members of the ERISA Group.

“Material Subsidiary” means (i) Schlage Lock Company LLC, a Delaware limited liability company, Hussmann International, Inc., a Delaware corporation, Thermo King

Corporation, a Delaware corporation, and their respective successors and assigns and (ii) at any date, any other Restricted Subsidiary which on such date is encompassed by the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

“Merger Sub” has the meaning set forth in the preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means, on any specified property, any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Subsidiaries as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year in which such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a financial officer of the Borrower), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction. Notwithstanding the foregoing, upon the occurrence of any event set forth in clause (b) of the definition of “Prepayment Event”, if no Event of Default exists and the Borrower delivers a certificate of an officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to repair or replace the affected assets, in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Borrowing (as defined in Section 2.2).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Bank that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“Patriot Act” has the meaning set forth in Section 3.1(h).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended from time to time.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction and by way of merger or consolidation) outside of the ordinary course of business of any property or asset of the Borrower or any Restricted Subsidiary, other than (i) any sale, transfer or other disposition to a wholly-owned Subsidiary of IR Parent or (ii) dispositions resulting in aggregate Net Proceeds not exceeding (A) $50,000,000 in the case of any single transaction or series of related transactions and (B) $100,000,000 for all such transactions of the Borrower and Restricted Subsidiaries prior to the Termination Date;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $50,000,000, unless used to repair or replace the property subject to such casualty, condemnation or similar proceeding;

(c) the public offering by the Borrower of equity securities; or

(d) the incurrence by the Borrower or any Restricted Subsidiary of (i) any Debt incurred pursuant to any credit facility in an amount greater than $1,000,000,000, (ii) any Public Debt or (iii) any Debt not permitted pursuant to Section 5.5.

“Prime Rate” means that rate of interest from time to time announced by JPMorgan Chase Bank, N.A. at its principal office, presently located at 270 Park Avenue, New York, New York 10017, as its prime rate.

“Principal Property” means any manufacturing plant or other manufacturing facility of the Borrower or any Restricted Subsidiary, as the case may be, which plant or facility is located within the United States of America, except any such plant or facility that the Borrower’s board of directors by resolution declares is not of material importance to the total business conducted by the Borrower and its Restricted Subsidiaries.

“Process Agent” has the meaning set forth in Section 9.8.

“Public Debt” means any notes, bonds, debentures or similar indebtedness set forth in (a) IR Parent’s Form 10-K for the most recently ended fiscal year or (b) any filings by IR Parent on Form 10-Q or Form 8-K made after the end of the most recently ended fiscal year.

“Register” has the meaning set forth in Section 9.6(f).

“Regulation T” means Regulation T of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Regulation X” means Regulation X of the Board, as in effect from time to time.

“Required Banks” means at any time Banks having at least a majority of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Loans evidencing at least a majority of the aggregate unpaid principal amount of the Loans.

“Restricted Subsidiary” means any Subsidiary, excluding any Subsidiary the greater part of the operating assets of which are located or the principal business of which is carried on outside of the United States of America.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means an arrangement with any Person for the leasing by the Borrower or a Restricted Subsidiary (except for temporary leases for a term of not more than three years and, in the case of a Restricted Subsidiary, a lease to the Borrower or another Restricted Subsidiary) of any Principal Property (whether now owned or hereafter acquired), which Principal Property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person.

“Specified Representations” means (a) the representations made by IR Parent or the Company, as applicable, in the Acquisition Agreement, as are material to the Banks, but only to the extent any breach of such representations shall give IR Parent the right to terminate its obligations, or the Company the right to terminate its obligations (if, in the case of the Company, such right has not been waived), under the Acquisition Agreement, and (b) the representations set forth in Section 4.2 (with respect to execution, delivery and performance of the Loan Documents and no violation of law with respect to execution, delivery and performance of the Loan Documents), Section 4.3, Section 4.10, Section 4.12 and Section 4.13.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Borrower or IR Parent, as applicable.

“Syndication Agents” means Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners L.P., in their capacities as syndication agents for the Banks hereunder, and their respective successors in such capacity.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of (a) the date upon which all of the Commitments under this Agreement have been terminated and (b) 364 days after the Closing Date or, in each case, if such day is not a Euro-Currency Business Day, the next preceding Euro-Currency Business Day.

“Transactions” has the meaning set forth in the preamble hereto.

“Transaction Costs” has the meaning set forth in the preamble hereto.

“Type”, when used in reference to any Loan or Borrowing, refers to whether such Loan is a Euro-Currency Loan or a Base Rate Loan or whether such Borrowing is a Euro-Currency Borrowing or a Base Rate Borrowing.

“Unfunded Liabilities” means, with respect to any Plan during the term of this Agreement, the amount (if any) by which (i) the present value of all accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined on the basis of a Plan termination as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by IR Parent’s independent public accountants) with the most recent audited consolidated financial statements of IR Parent and its Consolidated Subsidiaries delivered to the Banks; provided that, (x) if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks, and (y) for purposes of determining Consolidated Net Worth, generally accepted accounting principles as in effect at the time of and as used to prepare the financial statements referred to in Section 4.4(a) hereof shall be used for such determination, notwithstanding any change in such generally accepted accounting principles after the date of such financial statements, provided that Consolidated Net Worth shall be determined excluding the effect of goodwill impairment charges, net of taxes, to the extent that such effect would not otherwise have been included in such determination but for the application of FAS 142.

SECTION 1.3. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Currency Borrowing” is a Borrowing comprised of Euro-Currency Loans).

ARTICLE II

THE CREDITS

SECTION 2.1. Commitments to Lend. During the Availability Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b)) and shall be made from the several Banks ratably in proportion to their respective Available Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans at any time during the Availability Period under this Section.

SECTION 2.2. Notice of Borrowings. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) at its New York address not later than 11:00 A.M. (New York City time) (i) in the case of any Base Rate Borrowing on the Closing Date, one day prior to the Closing Date, (ii) in the case of any Base Rate Borrowing on any date other than the Closing Date, on the date of such Base Rate Borrowing, (iii) in the case of any Euro-Currency Borrowing on the Closing Date, (A) in the case of a Euro-Currency Borrowing with an Interest Period of seven days, on the second Euro-Currency Business Day before such Euro-Currency Borrowing or (B) in the case of a Euro-Currency Borrowing with any Interest Period longer than seven days, on the third Euro-Currency Business Day before such Euro-Currency Borrowing and (iv) in the case of any Euro-Currency Borrowing after the Closing Date, on the third Euro-Currency Business Day before such Euro-Currency Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing,

(b) the aggregate amount of such Borrowing,

(c) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Currency Loans, and

(d) in the case of a Euro-Currency Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Euro-Currency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.3. Notice to Banks; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower. Each Bank at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan (subject to the provision by such branch or Affiliate, prior to such branch or Affiliate receiving any payments pursuant to the Loan Documents, of (i) any documentation required pursuant to Section 2.15(e) and (ii) two duly completed copies of United States Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8IMY (or a successor form), as applicable, certifying that, if payments under the Loan Documents were paid to such branch or Affiliate by a U.S. Borrower, such branch or Affiliate would be entitled to receive payments under the Loan Documents without deduction or withholding of any United States tax); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) Not later than 12:30 p.m. New York City time on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City to the Administrative Agent at its address specified in or pursuant to Section 9.1. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available in like funds to the Borrower at the Administrative Agent’s aforesaid address. If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b), or remitted by the Borrower to the Administrative Agent as provided in Section 2.12.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the date (or, if a Base Rate Borrowing, the time) of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.3 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower, until the date such amount is repaid to the Administrative Agent, at a rate per annum equal to the daily average Federal Funds Rate. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.4. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing or designated by Section 2.3 and, in the case of a Euro-currency Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing or designated by Section 2.3. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Euro-currency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic interest election request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written interest election request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written interest election request shall specify the following information:

(i) the Borrowing to which such interest election request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such interest election request, which shall be a Domestic Business Day, in the case of a Base Rate Borrowing, or a Euro-currency Borrowing, in the case of a Euro-currency Business Day);

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Euro-currency Borrowing; and

(iv) if the resulting Borrowing is a Euro-currency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such interest election request requests a Euro-currency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an interest election request, the Administrative Agent shall advise each Bank of the details thereof and of such Bank’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely interest election request with respect to a Euro-currency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Banks, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Euro-currency Borrowing and (ii) unless repaid, each Euro-currency Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.5. Evidence of Debt.

(a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Bank resulting from the Loans of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to subsection 9.6(f), and a subaccount therein for each Bank, in which shall be recorded (i) the amount of each Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.

(c) The entries made in the Register and the accounts of each Bank maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) any Loans made to the Borrower by such Bank in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Bank, it will execute and deliver to such Bank a single Note evidencing any Loans of such Bank.

SECTION 2.6. Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.

SECTION 2.7. Interest Rates.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b) Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin plus the applicable Adjusted London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.0 minus the Euro-Currency Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Currency Borrowing for any Interest Period means the rate appearing on the relevant page of the Reuters screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 A.M., London time, two Euro-Currency Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” with respect to such Euro-Currency Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to the amount of such Euro-Currency Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Euro-Currency Business Days prior to the commencement of such Interest Period.

“Euro-Currency Reserve Percentage” means for any day as applied to a Euro-Currency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or any other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Currency Reserve Percentage. The Banks acknowledge and agree that the Euro-Currency Reserve Percentage on the date hereof is 0%.

(c) Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Currency Margin plus the Adjusted London Interbank Offered Rate applicable to such Loan and (ii) the rate applicable to Base Rate Loans for such day.

(d) [Reserved.]

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f) Each of “Euro-Currency Margin” and “Facility Fee Rate” means, for any day, the percentage set forth below in the column below such term and in the row corresponding to the “Level” in effect for IR Parent on such day:

	Ratings
Level	Moody’s	S&P	Facility Fee Rate	Euro-Currency Margin
I	A3	A-	0.060%	0.290%
II	Baa1	BBB+	0.070%	0.530%
III	Baa2	BBB	0.090%	0.610%
IV	Lower	Lower	0.125%	0.775%

; provided that, (i) in the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable Level shall be the higher of the two ratings, or if the ratings differ by more than one Level as indicated above, the rating to be used to determine the applicable Level shall be the rating one below the higher of the two ratings, (ii) if only one rating exists, IR Parent may have its debt rated by a substitute nationally-recognized rating agency reasonably acceptable to the Administrative Agent; until the issuance of such rating, the Euro-Currency Margin and Facility Fee Rate shall be determined by reference to the Level corresponding to the rating that is one Level lower than the Level corresponding to the available rating, (iii) if no ratings exist, the applicable Level shall be Level IV, and (iv) if any rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the date on which it is first announced by the rating agency making such change. Each such change in the Euro-Currency Margin or Facility Fee Rate shall apply to all outstanding Euro-Currency Loans and to all facility fees accruing during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any rating agency shall change, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

SECTION 2.8. Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their Commitments a facility fee at the Facility Fee Rate. Such facility fee shall accrue from and including the date of receipt by the Administrative Agent of counterparts of this Agreement duly executed and released by all the parties hereto to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety), on the daily aggregate amount of the Commitments (whether used or unused). Accrued fees under this Section shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, and upon the later of the date of termination of the Commitments in their entirety and the date the Loans are repaid in their entirety).

SECTION 2.9. Optional Termination or Reduction of Commitments. During the Availability Period, the Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent (which shall give prompt notice thereof to each Bank), (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by a minimum aggregate amount of $10,000,000 or any multiple of $1,000,000 in excess thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans. Any termination or reduction of the Commitments shall be permanent.

SECTION 2.10. Mandatory Termination of Commitments; Mandatory Prepayments.

(a) Mandatory Termination of Commitments.

(i) The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

(ii) The Commitments shall be permanently reduced by $500,000,000 on the date falling 30 Domestic Business Days after the Closing Date.

(iii) At the time of any prepayment made pursuant to clause (b) below, a corresponding reduction in the Commitments outstanding at such time shall be made in an amount equal to such prepayment, to be applied pro rata according to each Bank’s portion of such Commitments.

(b) Mandatory Prepayments. In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Domestic Business Days after such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds.

SECTION 2.11. Optional Prepayments.

(a) The Borrower may (i) upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Base Rate Borrowing and (ii) upon at least three Euro-Currency Business Days’ notice to the Administrative Agent, subject to Section 2.13, prepay any Euro-Currency Borrowing, in whole at any time, or from time to time in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment; provided that any such partial prepayment shall be in the minimum amount of $10,000,000 or any multiple of $1,000,000 in excess thereof. Each such optional prepayment shall be (A) applied to prepay ratably the Loans of the several Banks included in such Borrowing and (B) without premium or penalty (except for funding losses pursuant to Section 2.13, if any).

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.12. General Provisions as to Payments.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest on the Loans, fees or amounts payable under Sections 2.13, 2.15, 8.3 or 9.3, or otherwise) without set-off, counterclaim or deduction of any kind (in each case, unless required by law or otherwise by this Agreement), not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its New York address referred to in Section 9.1, except that payments pursuant to Sections 2.13, 2.15, 8.3 or 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at a rate per annum equal to the daily average Federal Funds Rate.

SECTION 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Currency Loan (pursuant to Section 2.11, Article VI or VIII or otherwise, but not pursuant to Section 8.2) on any day other than the last day of the Interest Period applicable thereto, if the Borrower fails to borrow any Euro-Currency Loans after notice has been given to any Bank in accordance with Sections 2.3(a) or 2.4 or if the Borrower fails to prepay any Euro-Currency Loans after notice has been given to any Bank in accordance with Section 2.11(c), the Borrower shall reimburse each Bank within 30 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay, provided that such Bank shall have delivered to the Borrower a certificate setting forth the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.14. Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.15. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or the applicable Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank or by the Administrative Agent, on its own behalf or on behalf of any Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Bank has received written notice from the Borrower or the Administrative Agent, as the case may be, advising it of the availability of such exemption or reduction and supplying all applicable documentation. Prior to receiving any payments pursuant to the Loan Documents, each Bank that provides Loans on the Effective Date shall provide two duly completed copies of United States Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8IMY (or a successor form), as applicable, certifying that, if payments under the Loan Documents were paid to such Bank by a U.S. Borrower, such Bank would be entitled to receive payments under the Loan Documents without deduction or withholding of any United States tax.

(f) If the Administrative Agent or any Bank determines, in its sole, reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the

Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

ARTICLE III

CONDITIONS

SECTION 3.1. Conditions to Initial Borrowing. The obligations of the Banks to make the initial Loans hereunder are subject to satisfaction (or waiver in accordance with Section 9.5) of the following conditions:

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telecopy or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;

(c) receipt by the Administrative Agent of a certificate of the chief financial officer, the treasurer or an assistant treasurer of the Borrower stating that the Specified Representations of the Borrower are true in all material respects as of the date of such certificate;

(d) receipt by the Administrative Agent of all fees and expenses payable to the Administrative Agent or any Bank on or prior to the Closing Date under the Fee Letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including the expenses of counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document, in each case to the extent invoiced at least two Domestic Business Days prior to the Closing Date;

(e) receipt by the Administrative Agent of (i) an opinion of Conyers, Dill & Pearman, Bermuda counsel to the Loan Parties, substantially in the form of Exhibit C hereto and (ii) an opinion of Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties, substantially in the form of Exhibit D hereto;

(f) receipt by the Administrative Agent of a certificate of the secretary or assistant secretary of each Loan Party, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of each organizational document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the state or jurisdiction of its organization, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (e)) and (iv) that there have been no changes in the certificate of incorporation or bylaws (or equivalent organizational document) of such Loan Party from the certificate of incorporation or bylaws (or equivalent organizational document) delivered pursuant to clause (i) above; and

(g) the consummation (either prior to or concurrently with the initial funding of Loans under this Agreement) of the other Transactions, in accordance with applicable law and the Acquisition Agreement (without giving effect to any amendments to or waivers of the Acquisition Agreement that are materially adverse to the Banks and not approved by the Agents);

The Administrative Agent shall promptly notify the Borrower and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.2. Borrowings After the Closing Date. The obligations of the Banks to make Loans pursuant to a request by the Borrower on any date after the Closing Date are subject to satisfaction (or waiver in accordance with Section 9.5) of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;

(b) immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

(c) immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(d) immediately before and after such Borrowing, no event or condition shall have occurred and be continuing which permits any holder of any Material Debt, or any Person acting on such holder’s behalf, to accelerate the maturity thereof;

(e) except to the extent any representation or warranty expressly relates only to an earlier date, the representations and warranties of the Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.4(c), 4.5, 4.7, and 4.11(b)) shall be true in all material respects on and as of the date of such Borrowing; and

(f) receipt by the Administrative Agent of all fees and expenses payable, as of the date of the Notice of Borrowing, to the Administrative Agent or any Bank under the Fee Letter, for which an invoice has been received by the Borrower at least one day prior to such Notice of Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c) and (e) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and IR Parent represents and warrants that:

SECTION 4.1. Corporate Existence and Power. Each Loan Party is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents are within each Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of such Loan Party or of any judgment, injunction, order or decree binding upon such Loan Party or of any limitation on borrowing imposed by any agreement or other instrument binding upon such Loan Party.

SECTION 4.3. Binding Effect. This Agreement has been duly executed and delivered by the Borrower and constitutes, and the Notes, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower in each case, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 4.4. Financial Information; No Material Adverse Change.

(a) The consolidated balance sheet of IR Parent and its Consolidated Subsidiaries as of December 31, 2007, and the related consolidated statements of income, shareowners’ equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in IR Parent’s 2007 Form 10-K, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of IR Parent and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited condensed consolidated balance sheet of IR Parent and its Consolidated Subsidiaries as of March 31, 2008, and the related unaudited condensed consolidated statements of income and cash flows for the three months then ended, set forth in IR Parent’s quarterly report for the fiscal quarter ended March 31, 2008, as filed with the Securities and Exchange Commission on Form 10-Q, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of IR Parent and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments).

(c) Since March 31, 2008, there has been no material adverse change in the business, financial position or results of operations of IR Parent and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.5. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would materially adversely affect the businesses, consolidated financial position or consolidated results of operations of IR Parent and its Consolidated Subsidiaries, taken as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

SECTION 4.6. Compliance with ERISA. Except where the liability that could reasonably be expected to be incurred would be in an amount that would not have a Material Adverse Effect: (i) within the preceding five years, each member of the ERISA Group as in effect immediately prior to the date hereof has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan; (ii) no member of the ERISA Group as in effect immediately prior to the date hereof has, within the preceding five years, (A) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (B) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code; (C) incurred any liability to the PBGC under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA or contributions in the normal course); (D) incurred any liability in connection with a Plan termination under Section 4201 of ERISA; or (E) determined that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code).

SECTION 4.7. Environmental Matters. In the ordinary course of its business, IR Parent conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of IR Parent and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints or operating activities, including any periodic or permanent shutdown or any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, IR Parent has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition or results of operations of IR Parent and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.8. Taxes. The Borrower and its Subsidiaries have filed all material United States federal and Bermuda income tax returns, as applicable, and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith by the Borrower or such Subsidiary as of the date this representation is made. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 4.9. Subsidiaries. Each Material Subsidiary of the Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.10. Not an Investment Company. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.11. Full Disclosure.

(a) All information heretofore furnished by the Borrower or IR Parent to either the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and any such information hereafter furnished by the Borrower or IR Parent to either the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.

(b) The Borrower and IR Parent have disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower or IR Parent can now reasonably foresee), the business, operations or financial condition of IR Parent and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

SECTION 4.12. Regulations T, U and X. No part of the proceeds of any Loan will be used for any purpose that entails a violation of the provisions of Regulation T, Regulation U and Regulation X. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” (as defined in Regulation U).

SECTION 4.13. Senior Indebtedness. The Loans of the Borrower under this Agreement rank at least pari passu with any other senior unsecured indebtedness of the Borrower.

ARTICLE V

COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower and IR Parent agree that:

SECTION 5.1. Information. IR Parent will deliver to each of the Banks (via any method reasonably acceptable to the Administrative Agent, including via IntraLinks/IntraAgency, SyndTrak, Fixed Income Direct or another relevant website or substantially similar electronic transmission information platform reasonably acceptable to the Administrative Agent, it being understood that the following constitute delivery hereunder: (i) posting on any such electronic transmission information platform and (ii) only with respect to information found in Forms 10-K, 10-Q or 8-K (or their equivalents), the filing of registration statements and reports on such forms with the Securities and Exchange Commission):

(a) as soon as available and in any event within 90 days after the end of each fiscal year of IR Parent, a consolidated balance sheet of IR Parent and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareowners’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of IR Parent, a consolidated balance sheet of IR Parent and its Consolidated Subsidiaries as of the end of such quarter and as of the end of the preceding fiscal year, condensed consolidated statements of income for such quarter, for the portion of IR Parent’s fiscal year ended at the end of such quarter and for the corresponding portion of IR Parent’s previous fiscal year and condensed consolidated statements of cash flows for the portion of IR Parent’s fiscal year ended at the end of such quarter and for the corresponding portion of IR Parent’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the treasurer of IR Parent;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the treasurer of IR Parent (i) setting forth in reasonable detail the calculations required to establish whether IR Parent was in compliance with the requirements of Sections 5.5 and 5.6 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which IR Parent is taking or proposes to take with respect thereto;

(d) within five Domestic Business Days after the chief financial officer, chief accounting officer, treasurer or chief legal officer of the Borrower or IR Parent obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the treasurer of the Borrower or IR Parent, as applicable, setting forth the details thereof and the action which the Borrower or IR Parent, as applicable, is taking or proposes to take with respect thereto;

(e) promptly upon the mailing thereof to the shareholders of IR Parent generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which IR Parent shall have filed with the Securities and Exchange Commission; provided that, unless the Administrative Agent notifies IR Parent in writing to the contrary, satisfaction of the provisions of this subsection (f) shall satisfy as well the provisions of subsections (a) and (b);

(g) if and when (i) any member of the ERISA Group gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA, other than those events as to which the 30 day notice requirement has been waived by the PBGC) with respect to any Plan that might reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) IR Parent receives or obtains knowledge of any notice of complete or partial withdrawal liability under Title IV of ERISA which, together with any other such liability incurred since the date hereof, exceeds in the aggregate $135,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent, is in endangered or critical status or has been terminated, a copy of such notice; (iii) IR Parent receives or obtains knowledge of any notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) any member of the ERISA Group applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) any member of the ERISA Group gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) any member of the ERISA Group gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) any member of the ERISA Group fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, which in any event has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, but only if with respect to the foregoing subsections (i)-(vii), the liability, individually or in the aggregate with all other events in subsections (i)-(vii), could reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer or the treasurer of IR Parent setting forth details as to such occurrence and action, if any, that IR Parent or the applicable member of the ERISA Group is required or proposes to take;

(h) immediately after the chief financial officer or the treasurer of the Borrower or IR Parent obtains knowledge of a change or a proposed change in the rating of the Borrower’s or IR Parent’s outstanding senior unsecured long-term debt securities by Moody’s or S&P, a certificate of the chief financial officer or the treasurer setting forth the details thereof; and

(i) from time to time such additional information regarding the financial position or business of the Borrower, IR Parent and their Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request; provided that, with respect to any such additional, non-public information, each Agent and each Bank shall comply with the confidentiality provisions set forth in Section 9.15.

SECTION 5.2. Maintenance of Property; Insurance.

(a) IR Parent will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, unless the failure to do so would not have a material adverse effect on the business, financial position or results of operations of IR Parent and its Consolidated Subsidiaries, considered as a whole.

(b) The Borrower and IR Parent will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Borrower, IR Parent or in such Material Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

SECTION 5.3. Conduct of Business and Maintenance of Existence. Each of the Borrower and IR Parent will continue, and will cause each Material Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower, IR Parent and their Material Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect its respective corporate existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.3 shall prohibit (i) the merger of a Material Subsidiary into the Borrower or IR Parent or the merger or consolidation of a Material Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Material Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Material Subsidiary if the Borrower or IR Parent in good faith determines that such termination is in the best interest of the Borrower or IR Parent and is not materially disadvantageous to the Banks.

SECTION 5.4. Compliance with Laws. Each of the Borrower and IR Parent will comply, and cause each of their Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (ii) where the failure so to comply would not have a material adverse effect on the business, financial position or results of operations of IR Parent and its Consolidated Subsidiaries, considered as a whole.

SECTION 5.5. Debt. Consolidated Debt will at no time exceed 65% of the sum of Consolidated Debt plus Consolidated Net Worth. For purposes of this Section any preferred stock, except for auction-rate preferred stock the higher of the voluntary or involuntary liquidation value of which does not in the aggregate exceed $100,000,000, of a Consolidated Subsidiary held by a Person other than the Borrower, IR Parent or a wholly-owned Consolidated Subsidiary shall be included, at the higher of its voluntary or involuntary liquidation value, in “Consolidated Debt.”

SECTION 5.6. Negative Pledge.

(a) Neither the Borrower nor IR Parent will, or will permit any Restricted Subsidiary to, create, assume or guarantee any indebtedness for money borrowed that is secured by a Mortgage on any Principal Property of the Borrower, IR Parent or a Restricted Subsidiary or on any shares or indebtedness of a Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the Loans and the obligations of the Borrower and IR Parent hereunder and under the Notes (together, if the Borrower and IR Parent shall so determine, with any other indebtedness then or thereafter existing created, assumed or guaranteed by the Borrower, IR Parent or such Restricted Subsidiary ranking equally with the Loans and the obligations of the Borrower and IR Parent hereunder and under the Notes) shall be secured equally and ratably with such indebtedness excluding, however, from the foregoing any indebtedness secured by a Mortgage (including any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness):

(i) on property, shares or indebtedness of any corporation which Mortgage exists at the time such corporation becomes a Restricted Subsidiary; or

(ii) on property existing at the time of acquisition thereof by the Borrower, IR Parent or a Restricted Subsidiary, or to secure any indebtedness incurred by the Borrower, IR Parent or a Restricted Subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement the Mortgage shall not apply to any property theretofore owned by the Borrower, IR Parent or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located; or

(iii) on property, shares or indebtedness of a corporation, which Mortgage exists at the time such corporation is merged into or consolidated with the Borrower, IR Parent or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Borrower, IR Parent or a Restricted Subsidiary; or

(iv) on property of a Restricted Subsidiary to secure indebtedness of such Restricted Subsidiary to the Borrower, IR Parent or another Restricted Subsidiary; or

(v) on property of the Borrower, IR Parent or a Restricted Subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgage; or

(vi) on property, which Mortgage exists at the date of this Agreement; or

(vii) with the prior written approval of the Required Banks;

provided, however, that any Mortgage permitted by any of the foregoing clauses (i), (ii), (iii) and (v) of this Section 5.6 shall not extend to or cover any property of the Borrower or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto.

(b) Notwithstanding the provisions of subsection (a) of this Section 5.6, the Borrower, IR Parent or any Restricted Subsidiary may create, assume or guarantee secured indebtedness for money borrowed that would otherwise be prohibited in subsection (a) in an aggregate amount that, together with all other such indebtedness for money borrowed by the Borrower, IR Parent and their Restricted Subsidiaries and the Attributable Debt in respect of Sale and Leaseback Transactions existing at such time (other than Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Section 5.6(d)(ii)), does not at the time of such creation, assumption or guaranteeing exceed 5% of Consolidated Net Worth.

(c) Notwithstanding the foregoing provisions of this Section 5.6, neither the Borrower nor IR Parent will permit any of their Subsidiaries (other than a Restricted Subsidiary) to which, after the date hereof, the Borrower, IR Parent or a Restricted Subsidiary has transferred any assets to create, assume or guarantee any indebtedness for money borrowed that is secured by a Mortgage on such assets unless such assets could have been so secured in accordance with the provisions of this Agreement by the Borrower, IR Parent or such Restricted Subsidiary making such transfer.

(d) Neither the Borrower nor IR Parent will, or will permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless (i) the Borrower, IR Parent or such Restricted Subsidiary would be entitled, pursuant to the foregoing subsections of this Section 5.6, to incur indebtedness secured by a Mortgage on such Principal Property without equally and ratably securing the Loans and the obligations of the Borrower and IR Parent hereunder and under the Notes, or (ii) each of the Borrower and IR Parent shall (and in any case each of the Borrower and IR Parent covenants that it will) apply an amount equal to the fair value (as determined by the Borrower’s or IR Parent’s board of directors) of such Principal Property so leased to the retirement, within 180 days of the effective date of any such Sale and Leaseback Transaction, of indebtedness of the Borrower and IR Parent for money borrowed that by its terms matures at, or may be extended or renewed at the option of the Borrower and IR Parent to, a date more than 12 months after the date of the creation of such indebtedness.

SECTION 5.7. Consolidations, Mergers and Sales of Assets. Neither the Borrower nor IR Parent will (i) consolidate or merge with or into any other Person, unless (A) the corporation surviving such merger (I) in the case of IR Parent, is IR Parent, or (II) in the case of the Borrower, is IR Parent, the Borrower or any direct or indirect wholly owned Subsidiary of IR Parent, and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person; provided that the Borrower and IR Parent may transfer the stock of any of their respective Subsidiaries (in the case of IR Parent, including the Borrower) to any direct or indirect wholly owned Subsidiary of IR Parent if, immediately after giving effect to such transfer, no Default shall have occurred and be continuing.

SECTION 5.8. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower and IR Parent (i) to pay the Transaction Costs, (ii) to pay a portion of the cash portion of the Consideration and (iii) to support the commercial paper programs of the Borrower or IR Parent.

SECTION 5.9. Other Cross Defaults or Negative Pledges. Neither the Borrower nor IR Parent will incur any Material Debt the terms of which include a Cross Default or include a negative pledge provision more favorable to the holder of such Material Debt (or more restrictive of the actions of the Borrower or IR Parent) than the provisions of Section 5.6 hereof unless, prior to or contemporaneously with such incurrence, the Borrower and IR Parent shall have entered into an amendment to this Agreement, to which the Required Banks shall not unreasonably withhold their consent, providing a Cross Default or negative pledge provision, as the case may be, no less favorable to the Banks than the provisions of the Cross Default or negative pledge governing such other Debt.

ARTICLE VI

DEFAULTS

SECTION 6.1. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due principal of any Loan, or shall fail to pay within five days of the due date thereof any interest, fees or other amount payable hereunder;

(b) the Borrower or IR Parent shall fail to observe or perform any covenant contained in Sections 5.5 to 5.9, inclusive;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 20 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt;

(f) the Borrower, IR Parent or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against the Borrower, IR Parent or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, IR Parent or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(h) any member of the ERISA Group at the time in question shall fail to pay when due an amount or amounts which such member shall have become liable to pay under Title IV of ERISA (other than for premiums under Section 4007 of ERISA); or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group at the time in question, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans that could cause one or more members of the ERISA Group to incur a current payment obligation where, in the case of any of the foregoing events under this Section 6.1(h), individually or in the aggregate, the liability could reasonably be expected to result in a Material Adverse Effect;

(i) a final judgment or order for the payment of money in excess of $100,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Borrower, IR Parent or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days or for such longer period of time, not exceeding 90 days, during which, under applicable law, an appeal may be taken from such judgment or order without leave of the relevant court;

(j) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of IR Parent; or, during any period of 25 consecutive calendar months, directors of IR Parent on the date hereof (the “Current Board”), or such directors who are recommended or endorsed for election to the board of directors of IR Parent by a majority of the Current Board or their successors so recommended or endorsed, shall cease to constitute a majority of the board of directors of IR Parent; or

(k) the guarantees under the Guarantee Agreement shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted by any Guarantor to be invalid or to cease to be a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrower, declare the Loans hereunder (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 6.2. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to such Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.2. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, IR Parent or any Subsidiary or Affiliate of the Borrower or IR Parent as if it were not the Administrative Agent hereunder.

SECTION 7.3. Action by the Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

SECTION 7.4. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or IR Parent), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.5. Liability of the Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Banks (or all the Banks, if applicable) or (b) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or IR Parent) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder.

SECTION 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.8. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent reasonably satisfactory to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 7.9. Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

SECTION 7.10. Syndication Agents. Except as expressly set forth herein, each Syndication Agent, in its capacity as such, shall have no duties or responsibilities, and shall incur no liabilities, under this Agreement.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If, on or prior to the first day of any Interest Period for any Euro-Currency Borrowing, Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Adjusted London Interbank Offered Rate (in respect of Dollars), as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Currency Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Currency Loans shall be suspended. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Currency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Currency Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Currency Lending Office) to make, maintain or fund its Euro-Currency Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon, until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Currency Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Currency Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Currency Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Currency Loan, the Borrower shall borrow a Base Rate Loan denominated in Dollars in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Currency Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

SECTION 8.3. Increased Cost and Reduced Return.

(a) If, on or after the date hereof, in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall:

(i) impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board or any similar Governmental Authority, but excluding with respect to any Euro-Currency Loan any such requirement included in an applicable Euro-Currency Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or

(ii) impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Euro-Currency Loans, its Note or its obligation to make Euro-Currency Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Currency Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that the Borrower shall not be obligated to compensate such Bank for any increased cost or reduction incurred more than 60 days prior to the receipt by the Borrower from such Bank of the notice contemplated by subsection (c) below. The Banks acknowledge and agree that this subsection (a) creates no right to demand payment of additional amounts in respect of laws, rules and regulations, as in effect and interpreted and administered on the date hereof.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that the Borrower shall not be obligated to compensate such Bank for any reduction incurred more than 60 days prior to the receipt by the Borrower from such Bank of the notice contemplated by subsection (c) below. The Banks acknowledge and agree that this subsection (b) creates no right to demand payment of additional amounts in respect of laws, rules and regulations regarding capital adequacy as in effect and interpreted and administered on the date hereof.

(c) Each Bank will notify the Borrower and the Administrative Agent within 90 days of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank; provided that if a Bank shall not have so notified the Borrower within 90 days of such event, such Bank may not seek compensation for any period beginning prior to the date upon which the Borrower is notified of such event. A certificate of any Bank claiming compensation under this Section and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

SECTION 8.4. Base Rate Loans Substituted for Affected Euro-Currency Loans. If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3(a) and the Borrower, by at least five Euro-Currency Business Days’ prior notice to such Bank through the Administrative Agent, shall have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Bank as Euro-Currency Loans shall be made instead as Base Rate Loans denominated in Dollars (on which interest and principal shall be payable contemporaneously with the related Euro-Currency Loans of the other Banks), and

(b) after each of its Euro-Currency Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Currency Loans shall be applied to repay its Base Rate Loans instead.

SECTION 8.5. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2, (ii) any Bank has demanded compensation under Section 8.3, or (iii) the Borrower is obligated to pay an additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.15, in each case, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks), mutually satisfactory to the Borrower and the Administrative Agent, to purchase the Loans and Notes (as applicable) and assume the Commitments of such Bank.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission, electronic transmission or similar writing) and shall be given to such party:

(a) in the case of the Borrower, c/o Ingersoll-Rand Company, 155 Chestnut Ridge Road, Montvale, New Jersey 07645, facsimile number (201) 573-3468;

(b) in the case of the Administrative Agent, at JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Randolph Cates, at facsimile number (212) 270-3279 or at randolph.cates@jpmorgan.com (for all communications other than funds transfers);

(c) in the case of any Bank, at its address, electronic mail address or facsimile number set forth in its Administrative Questionnaire; or

(d) in the case of any party, such other address, electronic mail address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII or to the Borrower under Section 6.1 shall not be effective until received.

SECTION 9.2. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.3. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all fees, as described in the fee letter, dated as of December 15, 2007 among IR Parent, IR, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA and Goldman Sachs Credit Partners L.P. (the “Fee Letter”), in connection with the preparation of this Agreement, and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent and Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. To the extent practicable, the Administrative Agent or Bank, as the case may be, shall give the Borrower prior notice of the incurrence of any expenses described in this subsection (a); provided, however, that the failure to give such notice shall not affect the obligation of the Borrower to pay such Administrative Agent or Bank the amount or amounts due pursuant to subsection (a) with respect to such expenses.

(b) The Borrower agrees to indemnify and hold harmless each Agent and each Bank and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Bank (each, an “Indemnitee”) from and against any and all liabilities, losses, damages, costs, penalties paid to third parties and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by any Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for its own bad faith, gross negligence or willful misconduct, or for its material breach of its obligations under this Agreement, as determined by a court of competent jurisdiction.

(c) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 9.4. Sharing of Set-Offs. Each Bank agrees that, if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan made by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank acquiring a participation in a Loan pursuant to the foregoing arrangements may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.5. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Agent are affected thereby, by such Agent); provided that no such amendment or waiver shall, unless signed by each of the Banks directly affected thereby, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or (v) change Sections 2.12(a) or 9.4 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bank. For the purposes of this Section, any Loans assigned to the Borrower pursuant to Section 9.13 shall not be considered outstanding.

SECTION 9.6. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII and Section 2.15 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank may at any time assign to one or more banks or other financial institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Administrative Agent (which consent, in each case, shall not be unreasonably withheld or delayed by the Borrower or such Administrative Agent); provided that the consent of the Borrower shall not be required (i) if an Assignee is an Affiliate of such transferor Bank and such Affiliate satisfies the certification requirement of Section 2.3(a)or (ii) if an assignment is made during the existence of an Event of Default. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent (but shall continue to be entitled to the benefits of Section 2.15), and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500. The Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any taxes in accordance with Section 2.15(e). In addition, the Borrower is entitled to withhold consent to such assignment if the Assignee is unable to deliver two duly completed copies of United States Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8IMY (or a successor form), as applicable, certifying that if payments under the Loan Documents were paid to such Assignee by a U.S. Borrower, such Assignee would be entitled to receive payments under the Loan Documents without deduction or withholding of any United States tax.

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Loans and, if applicable, Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.2 or 8.3 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist. No Participant shall be entitled to receive any greater payment under Section 2.15 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of such participation to such Participant is made with the Borrower’s prior written consent.

(f) The Administrative Agent, on behalf of the Borrower, shall maintain at the Administrative Agent’s Domestic Lending Office a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loan owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Bank (with respect to any entry relating to such Bank’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

SECTION 9.7. Collateral. Each of the Banks represents to the Administrative Agent and the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.8. Governing Law; Submission to Jurisdiction; Process Agent. The Loan Documents shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower hereby irrevocably designates, appoints and empowers Ingersoll-Rand Company, located at 155 Chestnut Ridge Road, Montvale, New Jersey 07645, United States of America (facsimile number: (201) 573-3468) (the “Process Agent”), in the case of any such proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made (a) by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf or (b) by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the Borrower at its address specified in Section 9.1, and the Borrower irrevocably consents to the service of any and all process in any such proceeding.

SECTION 9.9. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 9.10. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.11. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Guarantee Agreement.

(a) In order to induce the Banks to extend credit to the Borrower, each Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of the Borrower. Each Guarantor further agrees that the due and punctual payment of the Obligations of the Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

(b) Each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Bank to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement; (iv) the failure or delay of any Bank to exercise any right or remedy against any other Guarantor of the Obligations; (v) the failure of any Bank to assert any claim or demand or to enforce any remedy under this

Agreement or any other Loan Document or any other agreement or instrument; (vi) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (vii) any other act, omission or delay to do any other act which may or might otherwise operate as a discharge of any Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation.

(c) Each Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Bank to any balance of any deposit account or credit on the books of any Bank in favor of such Guarantor, the Borrower or Subsidiary or any other Person.

(d) The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

(e) Each Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Bank upon the bankruptcy or reorganization of such Guarantor or the Borrower or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right that any Bank may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Banks in cash an amount equal the unpaid principal amount of such Obligation.

(g) Upon payment in full by any Guarantor of any Obligation of the Borrower, each Bank shall, in a reasonable manner, assign to such Guarantor the amount of such Obligation owed to such Bank and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by such Guarantor, or make such disposition thereof as such Guarantor shall direct (all without recourse to any Bank and without any representation or warranty by any Bank). Upon payment by any Guarantor of any sums as provided above, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation, through the assignment described herein or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrower to the Bank (it being understood that, after the discharge of all the Obligations due and payable from the Borrower, such rights may be exercised by such Guarantor notwithstanding that the Borrower may remain contingently liable for indemnity or other Obligations).

(h) Any Person that is required to become a Guarantor pursuant to the definition of “Guarantor” in Section 1.1 hereof shall execute and deliver a copy of this Agreement and thereupon such Person shall become a Guarantor hereunder with the same force and effect as if such Person had executed this Agreement as a Guarantor on the Closing Date. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

(i) The Banks agree that any Guarantor under this Agreement shall be automatically released from its obligations under this Section 9.13 (i) upon termination of the Commitments and payment in full in cash of all Obligations, (ii) if the Borrower request such release and such Guarantor is no longer required to be a Guarantor pursuant to the definition of “Guarantor” in Section 1.1 hereof or (iii) subject to Section 9.5, if the release of such Guarantor is approved, authorized or ratified in writing by the Required Banks.

(j) In each case as specified in this Section 9.13, the Administrative Agent will promptly (and each Bank irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of any Guarantor from its obligations under this Section 9.13.

SECTION 9.14. Patriot Act. Each Bank hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the names and addresses of the Borrower and each Guarantor and other information that will allow such Bank to identify the Borrower and each Guarantor in accordance with the Patriot Act.

SECTION 9.15. Confidentiality. Each Agent and each Bank shall hold all non-public information regarding the Borrower, IR Parent and their Subsidiaries and their respective businesses identified as such by the Borrower or IR Parent and obtained by such Agent or such Bank pursuant to the requirements hereof in accordance with such Agent’s or such Bank’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower and IR Parent that, in any event, the Administrative Agent may disclose such information to the Banks and each Agent and each Bank may make (i) disclosures of such information to Affiliates of such Bank or Agent and to their respective agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower or IR Parent and their respective obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.15 or other provisions at least as restrictive as this Section 9.15), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of the Agents or any Bank, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law, rule, regulation or court order, each Bank and each Agent shall make reasonable efforts to notify the Borrower or IR Parent, as applicable, of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Bank may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and similar service providers to the Agents and the Banks in connection with the administration and management of this Agreement and the other Loan Documents.

SECTION 9.16. No Fiduciary Duty. Each Agent, each Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrower or IR Parent. The Borrower and IR Parent agree that neither the Loan Documents nor any transactions contemplated by the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrower or IR Parent, their stockholders or their Affiliates. The Borrower and IR Parent acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrower and IR Parent, on the other, (ii) in connection with any transaction contemplated by the Loan Documents and with the process leading to such transaction, each of the Banks is acting solely as a principal and not the agent or fiduciary of the Borrower or IR Parent or either Borrower’s or IR Parent’s management, stockholders, creditors or any other Person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrower or IR Parent with respect to any transaction contemplated by the Loan Documents or the process leading thereto (irrespective of whether any Bank or any of its Affiliates has advised or is currently advising the Borrower or IR Parent on other matters) or any other obligation to the Borrower or IR Parent except the obligations expressly set forth in the Loan Documents and (iv) the Borrower and IR Parent have consulted their own legal and financial advisors to the extent the Borrower and IR Parent deemed appropriate. The Borrower and IR Parent further acknowledge and agree that they are responsible for making their own independent judgments with respect to any transaction contemplated by the Loan Documents and the process leading thereto. The Borrower and IR Parent agree that they will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or IR Parent, in connection with any transaction contemplated by the Loan Documents or the process leading thereto. Nothing in this Section 9.16 applies to any Bank or any of its Affiliates in its capacity as an advisor to the Borrower or IR Parent and their respective management and stockholders in connection with the Acquisition, and any such relationship shall be governed by separate definitive documentation with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper and duly authorized officers as of the day and year first above written.

INGERSOLL-RAND COMPANY LIMITED,

By:	/s/ Barbara L. Brasier
Name: Barbara L. Brasier
Title: Vice President and Treasurer

By:	/s/ Barbara A. Santoro
Name: Barbara A. Santoro
Title: Vice President and Secretary

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED,

By:	/s/ Barbara L. Brasier
Name: Barbara L. Brasier
Title: Vice President and Treasurer

Signature Page to the Ingersoll-Rand Global Holding Company Limited Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Bank,

By:	/s/ Randolph Cates
Name: Randolph Cates
Title: Executive Director

Signature Page to the Ingersoll-Rand Global Holding Company Limited Credit Agreement

CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent and as a Bank,

By:	/s/ Christopher G. Cunningham
Name: Christopher G. Cunningham
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as a Bank,

By:	/s/ Karl M. Studer
Name: Karl M. Studer
Title: Director

By:	/s/ Markus Frenzen
Name: Markus Frenzen
Title: Assistant Vice President

Signature Page to the Ingersoll-Rand Global Holding Company Limited Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent and as a Bank,

By:	/s/ Bruce Mendelsohn
Name: Bruce Mendelsohn
Title: Managing Director

GOLDMAN SACHS BANK USA,
as a Bank,

By:	/s/ William Yarbenet
Name: William Yarbenet
Title: Vice President

Signature Page to the Ingersoll-Rand Global Holding Company Limited Credit Agreement